Exhibit 99.1

A.P. Pharma logo

News Release


 A.P. PHARMA REGAINS COMPLIANCE WITH NASDAQ NATIONAL MARKET
                    LISTING REQUIREMENTS

    NASDAQ Believes Company in Compliance Based on Royalty
                       Interest Sale

REDWOOD CITY, Calif. (January 18, 2006) - A.P. Pharma, Inc.
(NASDAQ NM: APPA), a specialty pharmaceutical company, announces that based on the Company's recording of the gain on the sale of the royalty rights announced today, A.P.
Pharma believes it has regained compliance for continued listing on the NASDAQ National Market by satisfying the NASDAQ's minimum stockholders' equity requirement of the NASDAQ National Marketplace Rule 4450(a)(3). NASDAQ will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement.

As background, A.P. Pharma reported on November 16, 2005 that the Company was advised by the NASDAQ Listing
Qualifications Department that NASDAQ was reviewing the Company's eligibility for continued listing on the NASDAQ
National Market as the Company did not comply with the NASDAQ's minimum $10 million stockholders' equity requirement set forth in Marketplace Rule 4450(a)(3) as of September 30, 2005.

As NASDAQ requested, the Company submitted a specific plan to achieve and sustain compliance with all NASDAQ National
Market Listing Requirements, including the minimum shareholders' equity standard.

NASDAQ acknowledged that the Company had provided a definitive plan evidencing its ability to achieve and sustain compliance with Rule 4450(a)(3) subject to the Company completing the transaction for the sale of the royalties, which was announced today, January 18.

About A.P. Pharma
-----------------
A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, inflammation and DNA/RNAI applications. For further information, visit the Company's web site at www.appharma.com.

Forward-looking Statements
--------------------------
Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties including, among others, timely development, approval, launch and acceptance of new products, establishment of new corporate alliances and progress in research and development programs. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to revise these forward-looking statements to reflect events or circumstances occurring in the future.

Investor Relations Contacts:                 Company Contact:
Lippert/Heilshorn & Associates                Gordon Sangster
Zachary Bryant (zbryant@lhai.com)     Chief Financial Officer
Jody Cain (jcain@lhai.com)                     (650) 366-2626
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
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